Exhibit 99.2
Contact:
Steven Pollema
eLoyalty Corporation
(847) 582 7100
ir@eloyalty.com
eLoyalty Announces Salary for Stock Program for Senior Employees
Lake Forest, IL, November 13, 2006 — eLoyalty Corporation (Nasdaq: ELOY), a leading enterprise Customer Relationship Management services and solutions company, today announced that it is implementing a program for all of its executives and Vice Presidents to exchange a portion of their cash salaries in exchange for grants of shares of the Company’s common stock.
Key elements of this program include:
•	The program will begin December 1, 2006 and has been authorized through December 31, 2007.

•	These reductions depend on the salary levels of the impacted executive or Vice President and will range from 10% to, in the case of the CEO, 25%.

•	During 2007, subject to quarterly Compensation Committee approval, the Company will issue common stock at fair market value commensurate to these cash salary reductions.
The Company estimates that the financial impact of this program will be approximately $150,000 in the fourth quarter and approximately $2,000,000 for all of 2007.
This initiative, along with the recently announced Rights Offering, is designed to enable the Company to aggressively invest to grow its CIPCC and Behavioral Analytics™ Service Lines.
About eLoyalty
eLoyalty is a leading management consulting, systems integration, and managed services company focused on optimizing customer interactions. With professionals throughout North America and an additional presence in Europe, eLoyalty offers a broad range of enterprise CRM services and solutions that include creating customer strategies; defining technical architectures; improving sales, service and marketing processes; and selecting, implementing, integrating, supporting and hosting best-of-breed CRM and analytics software applications. eLoyalty is focused on growing and developing its business through two primary Service Lines: Behavioral Analytics™ and Converged Internet Protocol Contact Center Solutions. For more information about eLoyalty, visit www.eloyalty.com or call 877-2ELOYAL.